Filed pursuant to Rule 433
Registration Statement 333-139481

STATE OF ISRAEL BONDS Current Investment Rates
Valid December 1, 2007 Through December 7, 2007

JUBILEE ISSUE BONDS (Fifth Series)
Bond	Rate	Maturity Date
2-YEAR	3.06%	December 1, 2009
5-YEAR	3.41%	December 1, 2012
MINIMUM SUBSCRIPTION: $25,000 AND MULTIPLES OF $5,000

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	1-Year, 3-Year and 10-Year Jubilee Bonds are not offered in this sales period.

STATE OF ISRAEL SAVINGS BONDS (Second Series)
Bond	Rate	Maturity Payment	Maturity Date
2-YEAR	3.02%	(holder receives $2,652 per $2,500 unit at maturity)	December 1, 2009
MINIMUM SUBSCRIPTION: $2,500 AND MULTIPLES OF $2,500

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	1-Year, 3-Year, and 10-Year Savings Bonds are not offered in this sales period.

MAZEL TOV BONDS
Bond	Rate	Maturity Payment	Maturity Date
5-YEAR	3.41%	(holder receives $118 per $100 unit at maturity)	January 1, 2012
MINIMUM SUBSCRIPTION: $100 AND MULTIPLES OF $50

•	Issued on the 1st of the each month.
•	10-Year Mazel Tov Bonds are not offered in this sales period.

FLOATING RATE LIBOR BONDS (Seventh Series)
•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date plus or minus a spread. The spread remains fixed until maturity.
•	Interest paid every June 1st and December 1st.
•	2-Year Financing, 3-Year, 3-Year Financing, 4-Year and 10-Year Floating Rate LIBOR Bonds (Seventh Series) are not offered in this sales period.

Bond	Rate	Maturity Date
2-Year	4.0375%	December 1, 2009	MINIMUM SUBSCRIPTION: $5,000 AND MULTIPLES OF $2,500
5-Year	4.1375%	December 1, 2012	MINIMUM SUBSCRIPTION: $5,000 AND MULTIPLES OF $2,500

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit our website.The bonds may not be transferred, sold or pledged (except under certain limited circumstances).
The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request.

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS

This is a representative sampling of the securities offered. This is not an offering, which can be made only by prospectus. Read it carefully before investing to fully evaluate the risks associated with investing in State of Israel bonds. To request a prospectus please call
1-800-229-9650 or visit us at
www.israelbonds.com
Member FINRA, SIPC